EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter 2011 Results

  Net income of $820,000 for third quarter and $1.3 million for first nine months of 2011 was driven by investment income, net realized investment gains and income tax benefit

  14.0% increase in third quarter net written premiums to $116.2 million reflected acquisition activity and organic growth, partially offset by weather loss-related reinsurance reinstatement premiums

  Statutory combined ratio1 of 110.6% for third quarter and 106.2% for the first nine months of 2011

  7.1% increase in quarterly investment income reflects benefit of acquisition growth

  Book value per share of $15.19 at September 30, 2011 represents 2.2% increase over book value per share of $14.86 at December 31, 2010

MARIETTA, Pa., Oct. 27, 2011 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq: DGICB) today reported financial results for the third quarter and the first nine months of 2011.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 108,507	$ 94,949	14.3%	$ 317,293	$ 279,323	13.6%
Investment income, net	5,042	4,709	7.1%	15,693	14,608	7.4%
Realized gains	2,459	2,460	0.0%	7,148	4,447	60.7%
Total revenues	119,164	103,750	14.9%	347,802	303,127	14.7%
Net income	820	4,910	-83.3%	1,332	6,884	-80.7%

Per Share Data
Net income – Class A	$ 0.03	0.20	-85.0%	$ 0.05	0.28	-82.1%
Net income – Class B	0.03	0.18	-83.3%	0.05	0.25	-80.0%

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., noted, "Severe weather was once again a significant factor in the loss patterns the entire insurance industry experienced during the third quarter of 2011. We incurred $6.2 million of losses, after reinsurance, from Hurricane Irene, Tropical Storm Lee and three Midwest-region catastrophe events, as well as an additional $6.4 million of non-catastrophe weather-related losses. In total, those weather-related losses were nearly twice our prior-five-year average of $6.8 million for third-quarter weather losses and exceeded the $9.9 million in weather losses we incurred in the third quarter of 2010. The catastrophe losses also resulted in reinsurance reinstatement premiums of $2.6 million for the third quarter of 2011."

Mr. Nikolaus continued, "We are disappointed that the continuation of unusual loss patterns during the third quarter across nearly all of our lines of business obscured the success of our efforts in achieving organic and acquisition growth. In light of those continuing loss patterns, we have requested, or are in the process of requesting, approval for additional premium rate increases in many jurisdictions. We also continue to implement strategies to improve underwriting profitability, including working closely with our independent agents to emphasize careful underwriting of both new and renewal business."

Mr. Nikolaus added, "Excluding the effect of weather-related losses, our current accident year loss ratio for the third quarter of 2011 increased compared to the non-weather loss ratio for the prior-year quarter. During that quarter, we experienced strong underwriting results in several of our casualty lines of business. Our review and analysis of the underlying losses leads us to believe the increase in non-weather losses reflects normal fluctuations in claim activity, as we did not identify any meaningful claim concentration by geography or other factors."

The Company's net income for the third quarter of 2011 included investment income of $5.0 million, net realized investment gains of $2.5 million and an income tax benefit of $4.9 million. The third quarter tax benefit reflected in part an adjustment to the Company's projection of income tax expense for the first half of 2011. The Company recorded the income tax benefit based upon its loss before income tax and tax-exempt interest income earned for the first nine months of 2011. The Company expects to utilize this tax benefit as it generates taxable income in future periods.

Book value per share increased to $15.19 at September 30, 2011, up from $14.86 at year-end 2010. The Company attributes this increase to higher net after-tax unrealized gains within its available-for-sale fixed maturity investment portfolio. The Company repurchased 65,199 shares of Class A common stock during the third quarter of 2011, bringing repurchases during the first nine months of 2011 to 115,257 shares.

Insurance Operations

Donegal Group is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended September 30,
	Excluding MICO Premiums			Including MICO Premiums
	2011	2010	% Change	2011	2010	% Change
	(dollars in thousands)

Net Premiums Written
Personal Lines:
Automobile	$ 46,198	$ 45,033	2.6%	$ 49,438	$ 45,033	9.8%
Homeowners	22,494	23,754	(5.3)	24,430	23,754	2.8
Other	3,580	3,514	1.9	3,912	3,514	11.3
Total personal lines	72,272	72,301	(0.0)	77,780	72,301	7.6
Commercial Lines:
Automobile	9,875	8,855	11.5	10,909	8,855	23.2
Workers' compensation	10,101	8,243	22.5	12,362	8,243	50.0
Commercial multi-peril	12,141	11,473	5.8	13,616	11,473	18.7
Other	1,064	1,034	2.9	1,545	1,034	49.4
Total commercial lines	33,181	29,605	12.1	38,432	29,605	29.8
Total net premiums written	$ 105,453	$ 101,906	3.5%	$ 116,212	$ 101,906	14.0%

Net premiums written rose 14.0% in the third quarter of 2011, reflecting a 29.8% gain in commercial lines writings and a 7.6% increase in personal lines writings from the third quarter of 2010. The $14.3 million increase in net premiums written for the third quarter of 2011 reflected:

  $10.8 million, or 10.5% of total net premiums written for the third quarter, related to Michigan Insurance Company, or MICO, which the Company acquired effective December 1, 2010. The acquisition of MICO resulted in increases of $5.3 million and $5.5 million, respectively, in the Company's commercial and personal lines net premiums written for the third quarter.

  $3.6 million in commercial lines premiums, excluding MICO premiums, representing 12.1% growth over commercial lines net premiums written in the third quarter of 2010.

  Personal lines premiums, excluding MICO premiums, did not change from the prior-year third quarter. A $2.0 million increase in third-quarter reinsurance reinstatement premiums, which the Company's insurance subsidiaries were required to pay in order to reinstate their reinsurance coverage for the remainder of 2011, fully offset the benefit of higher premium rates.
	Nine Months Ended September 30,
	Excluding MICO Premiums			Including MICO Premiums
	2011	2010	% Change	2011	2010	% Change
	(dollars in thousands)

Net Premiums Written
Personal Lines:
Automobile	$ 133,502	$ 129,703	2.9%	$ 143,448	$ 129,703	10.6%
Homeowners	61,728	62,876	(1.8)	67,306	62,876	7.0
Other	10,169	9,929	2.4	11,181	9,929	12.6
Total personal lines	205,399	202,508	1.4	221,935	202,508	9.6
Commercial Lines:
Automobile	30,666	28,220	8.7	34,013	28,220	20.5
Workers' compensation	32,492	27,101	19.9	40,913	27,101	51.0
Commercial multi-peril	39,423	36,538	7.9	44,543	36,538	21.9
Other	3,146	2,829	11.2	4,944	2,829	74.8
Total commercial lines	105,727	94,688	11.7	124,413	94,688	31.4
Total net premiums written	$ 311,126	$ 297,196	4.7%	$ 346,348	$ 297,196	16.5%

Mr. Nikolaus noted, "We are pleased with the continuation of our organic growth in commercial lines in spite of the challenging market conditions. Our focus on growing this segment of our business resulted in 31.4% growth in our commercial lines net premiums written for the first nine months of 2011."

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

GAAP Combined Ratios
Loss ratio (non-weather)	70.8%	60.6%	65.0%	62.7%
Loss ratio (weather-related)	11.6	10.4	12.8	10.3
Expense ratio	30.0	32.0	31.8	32.0
Dividend ratio	0.2	0.2	0.1	0.2
Combined ratio	112.6	103.2	109.7	105.2

Statutory Combined Ratios
Commercial lines	101.4%	91.3%	96.6%	95.1%
Personal lines	115.4	104.8	111.2	106.3
Total lines	110.6	100.7	106.2	102.8

GAAP underwriting ratios are calculated based on net premiums earned. The Company's net premiums earned increased 14.3% for the third quarter of 2011, reflecting growth in net premiums written during the past year. As a result of the effect of the MICO acquisition accounting, the Company's 2011 GAAP underwriting ratios do not compare directly to its prior-year ratios. The GAAP combined ratio was 112.6% for the third quarter of 2011, compared to 103.2% for the prior-year third quarter.

The GAAP acquisition accounting adjustments did not affect the comparability of the Company's statutory ratios. The Company's statutory combined ratio was 110.6% for the third quarter of 2011, compared to 100.7% for the third quarter of 2010. The Company's statutory loss ratio1 was 82.4% for the third quarter of 2011, including 11.6 points of weather-related losses, compared to 71.0% for the third quarter of 2010 including 10.4 points of weather-related losses.

The Company's non-weather statutory loss ratio for the third quarter of 2011 rose by 10.2 percentage points compared to the prior-year third quarter, while the ratio for the first nine months of 2011 rose by 2.3 points compared to the prior-year first nine months. Fluctuations in the number of new large fire losses and personal and commercial automobile liability claims contributed to the increases. The Company did not experience any significant reserve development in either quarterly period, with approximately $600,000 in adverse prior-accident-year reserve development in the third quarter of 2011 compared to approximately $800,000 in favorable prior-accident-year reserve development in the third quarter of 2010.

The Company's statutory expense ratio1 decreased slightly to 28.0% for the third quarter of 2011, compared to 29.4% for the third quarter of 2010, primarily due to reduced underwriting-based incentives as a result of lower underwriting profitability.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company has invested 86.9% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities as of September 30, 2011.

	As of September 30, 2011		As of December 31, 2010
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$ 58,963	7.5%	$ 58,316	8.0%
Obligations of states and political subdivisions	437,168	55.4	449,481	61.7
Corporate securities	67,585	8.6	70,342	9.7
Residential mortgage-backed securities	121,627	15.4	90,473	12.4
Total fixed maturities	685,343	86.9	668,612	91.8
Equity securities, at fair value	11,128	1.4	10,162	1.4
Investments in affiliates	31,867	4.0	8,992	1.2
Short-term investments, at cost	60,172	7.5	40,776	5.6
Total investments	$ 788,510	100.0%	$ 728,542	100.0%

Average fixed-maturity yield	2.8%		2.9%
Average tax-equivalent fixed-maturity yield	3.8%		4.0%
Average fixed-maturity duration (years)	4.4		5.1

Net investment income increased by 7.1% for third quarter of 2011, reflecting the benefit of the additional investments the Company received as part of its acquisition of MICO in December 2010. Net realized investment gains were $2.5 million for the third quarters of 2011 and 2010. On an after-tax basis, net realized investment gains represented $0.06 per share of Class A common stock for both quarterly periods.  The Company had no impairments it considered to be other than temporary in its investment portfolio in the first nine months of 2011 or 2010.

As previously announced, the Company's board of directors declared cash dividends payable November 15, 2011 of $.12 per share of Class A common stock and $.1075 per share of Class B common stock to stockholders of record as of the close of business on November 1, 2011.

Conference Call

The Company will hold a conference call and webcast on Thursday, October 27, 2011, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably for more than two decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service and profitability. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

Safe Harbor

The Company bases all statements contained in this release that are not historic facts on its current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. You may identify forward-looking statements we make by our use of words such as "will," "expects," "intends," "plans," "anticipates," "believes," "seeks," "estimates" and similar expressions. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: the Company's ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of the Company's insurance subsidiaries, business and economic conditions in the areas in which the Company operates, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, the Company's ability to integrate and manage successfully the companies it may acquire from time to time and other risks the Company describes from time to time in the periodic reports it files with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  You should read the Company's Form 10-Q when filed with the Securities and Exchange Commission for further information with respect to the Company's quarterly and year-to-date financial results.

1 Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under statutory accounting practices prescribed by state insurance regulators. The statutory combined ratio is the sum of the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned; the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written and the statutory dividend ratio, which is the ratio of dividends to policyholders to premiums earned. The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2011	2010

Net premiums earned	$ 108,507	$ 94,949
Investment income, net of expenses	5,042	4,709
Net realized investment gains	2,459	2,460
Lease income	241	232
Installment payment fees	1,889	1,400
Other income	1,027	--
Total revenues	119,165	103,750

Net losses and loss expenses	89,412	67,402
Amortization of deferred acquisition costs	17,282	16,388
Other underwriting expenses	15,287	14,019
Policyholder dividends	223	220
Interest	529	184
Other expenses	490	502
Total expenses	123,223	98,715

(Loss) income before income tax (benefit) expense	(4,058)	5,035
Income tax (benefit) expense	(4,878)	125

Net income	$ 820	$ 4,910

Net income per common share:
Class A - basic and diluted	$ 0.03	$ 0.20
Class B - basic and diluted	$ 0.03	$ 0.18

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic and diluted	19,976,954	19,965,942
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 116,213	$ 101,906

Book value per common share at end of period	$ 15.19	$ 15.46

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2011	2010

Net premiums earned	$ 317,293	$ 279,323
Investment income, net of expenses	15,693	14,608
Net realized investment gains	7,148	4,447
Lease income	707	688
Installment payment fees	5,596	4,060
Other income	1,365	--
Total revenues	347,802	303,126

Net losses and loss expenses	246,687	203,893
Amortization of deferred acquisition costs	50,902	48,549
Other underwriting expenses	49,826	40,835
Policyholder dividends	530	465
Interest	1,531	537
Other expenses	1,860	1,666
Total expenses	351,336	295,945

(Loss) income before income tax (benefit) expense	(3,534)	7,181
Income tax (benefit) expense	(4,866)	297

Net income	$ 1,332	$ 6,884

Net income per common share:
Class A - basic and diluted	$ 0.05	$ 0.28
Class B - basic and diluted	$ 0.05	$ 0.25

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic and diluted	20,005,149	19,950,170
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 346,348	$ 297,196

Book value per common share at end of period	$ 15.19	$ 15.46

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 59,707	$ 64,766
Available for sale, at fair value	625,636	603,846
Equity securities, at fair value	11,128	10,162
Investments in affiliates	31,867	8,992
Short-term investments, at cost	60,172	40,776
Total investments	788,510	728,542
Cash	12,910	16,342
Premiums receivable	105,836	96,468
Reinsurance receivable	196,792	173,837
Deferred policy acquisition costs	37,773	34,446
Prepaid reinsurance premiums	109,896	89,366
Other assets	33,004	35,619
Total assets	$ 1,284,721	$ 1,174,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 414,356	$ 383,319
Unearned premiums	346,857	297,272
Accrued expenses	19,696	21,287
Borrowings under line of credit	54,500	35,617
Subordinated debentures	20,465	20,465
Other liabilities	41,189	36,557
Total liabilities	897,063	794,517
Stockholders' equity:
Class A common stock	207	207
Class B common stock	56	56
Additional paid-in capital	170,275	167,094
Accumulated other comprehensive income	21,373	8,561
Retained earnings	206,477	213,435
Treasury stock, at cost	(10,730)	(9,250)
Total stockholders' equity	387,658	380,103
Total liabilities and stockholders' equity	$ 1,284,721	$ 1,174,620
CONTACT: Jeffrey D. Miller, Senior Vice President &
         Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: jeffmiller@donegalgroup.com